Exhibit (a)(15)

FORM OF NOTICE TO CONFIRM NON-PARTICIPATION

We have completed our Offer to Exchange Eligible Options for New Options.   According to our records you have NOT submitted your Letter of Transmittal and, therefore, have chosen NOT to participate in the Offer to exchange your Eligible Options for New Options.

If you have submitted your Letter of Transmittal and have proof of such submission, please contact the Equity Administration Group immediately at 631-342-2577.   As you know, the offer period ended at 5:00 pm on December 7, 2006 therefore no new elections to participate will be accepted.